LNR
Partners, Inc.

March 13, 2006

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045
Attention:    Corporate Trust Department
       JP Morgan 2005-LPD2

Re:  Annual Independent Public Accountant’s Servicing Report
Pooling and Servicing Agreement
J.P. Morgan Chase Commercial Mortgage Securities Corp, Commercial Mortgage Pass-Through Certificates, Series 2005-LPD2

To Whom It May Concern:

As of and for the year ended December 31, 2005, LNR Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the Special Servicer as noted in the attachment to this assertion. As of and for this same period, LNR Partners, Inc. had in effect a fidelity bond in the amount of $10,000,000 and an errors and omissions policy in the amount of $10,000,000.

Sincerely,

LNR PARTNERS, INC.

/s/ Susan K. Chapman
Susan K. Chapman
Vice President

cc:   Wachovia Bank, NA NC 1075
8739 Research Drive-URP4
Charlotte, NC 28288-1075
Portfolio Manager